EXHIBIT 10.15

THE KROGER CO.

EMPLOYEE PROTECTION PLAN

(as amended and restated effective December 13, 2007)

The Kroger Co. Employee Protection Plan, as set forth herein, is intended to assist The Kroger Co. and its affiliates in attracting and retaining key employees and enhance the long-term stability of The Kroger Co.’s work environment by providing for the protection of covered employees in connection with a Change in Control as set forth herein.

ARTICLE I

DEFINITIONS

1.1           “Additional Vacation and Bonus Amount” means one-twelfth of the sum of (a) the amount of vacation pay the Eligible Employee accrues on an annual basis under the vacation plan or policy covering the Eligible Employee immediately prior to a Change in Control and (b) 70% of the Eligible Employee’s Bonus.

1.2           “Affiliate” means a corporation, partnership, business trust, limited liability company, or other form of business organization at least 50% of the total combined voting power of all classes of stock or other equity interests of which is owned by Kroger, either directly or indirectly.

1.3           “Annual Base Salary” means an Eligible Employee’s annual base salary in effect immediately preceding a Change in Control (or if greater, immediately preceding the Eligible Employee’s Termination of Employment).

1.4           “Annual Pay” means the sum of an Eligible Employee’s Annual Base Salary plus 70% of the Eligible Employee’s Bonus.

1.5           “Board” means the Board of Directors of Kroger.

1.6           “Bonus” means, the Eligible Employee’s  annual bonus potential amount for the year including the Eligible Employee’s Termination of Employment, or, if higher, the average of the annual bonuses paid, or payable (including any bonus or portion thereof which has been earned but deferred) to the Eligible Employee by the Company in respect of the three fiscal years (or such shorter period during which the Eligible Employee has been employed by the Company) immediately preceding the Change in Control.

1.7           “Cause” means an Eligible Employee’s:

(a)           failure to substantially perform the Eligible Employee’s duties (other than by reason of disability) with respect to Kroger or an Affiliate,

(b)           engaging in conduct injurious to Kroger or an Affiliate,

(c)           breach of fiduciary duty to Kroger or an Affiliate,

(d)           dishonesty, fraud, alcohol or illegal drug abuse, or misconduct with respect to the business or affairs of Kroger or an Affiliate,

(e)           willful violation of the policies of Kroger or an Affiliate after receiving written notice of such violation, or

(f)            conviction of a felony or crime involving moral turpitude.

All determinations of Cause hereunder shall be made by [the Plan Administrator] and shall be binding for all purposes hereunder.

1.8           “Change in Control” means, and shall be deemed to have occurred, if:

(a)           any Person, excluding employee benefit plans of Kroger or an Affiliate, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Company securities representing 20% or more of the combined voting power of Kroger’s then outstanding securities;

(b)           Kroger consummates a merger, consolidation, share exchange, division or other reorganization or transaction of Kroger (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction that results in the voting securities of Kroger outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined Voting Power immediately after such Fundamental Transaction of (i) Kroger’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

(c)           the shareholders of Kroger approve a plan of complete liquidation or winding up of Kroger or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of Kroger’s assets; or

(d)           during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by Kroger’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period or whose appointment, election or nomination was previously so approved or recommended) cease for any reason to constitute at least a majority of the Board.

1.9           “Code” means the Internal Revenue Code of 1986, as amended.

1.10         “Company” means Kroger and its Affiliates.

1.11         “Coverage Period” means the period commencing on the date on which a Change in Control occurs and ending on the second anniversary thereof.

1.12         “Eligible Employee” means any employee of the Company who has, prior to a Change in Control, (a) completed at least one Year of Service and (b) as of the date of a Change in Control, is employed (i)  as an exempt employee under the Fair Labor Standards Act, or (ii) in a non-union administrative or technical support personnel position in a corporate, division, manufacturing, field, or logistics office, and is a non-exempt employee under the Fair Labor Standards Act

1.13         “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

1.14         “Good Reason” means:

(a)           with respect to an Eligible Employee, and, in all cases without the written consent of the Eligible Employee:

(i)            A material diminution in the Eligible Employee’s base compensation;

(ii)           A material diminution in the Eligible Employee’s authority, duties, or responsibilities

(iii)          A material change in the geographic location at which the Eligible Employee must perform services (for purposes of this Plan, this shall be deemed to occur if and only if the Eligible Employee’s principal place of work is relocated more than 50 miles from the Eligible Employee’s principal place of work immediately before a Change in Control); or

(iv)          Any other action or inaction that constitutes a material breach by Kroger of Section 2.1 hereof.

(b)           An Eligible Employee shall not have Good Reason for a Termination of Employment unless:

(i)            the condition constituting Good Reason occurs during the Coverage Period,

(ii)           the Eligible Employee provides written notice to the Plan Administrator of the existence of the condition constituting Good Reason within 90 days of the initial existence of the condition constituting Good Reason and the Company is given 30 days to cure such condition, and

(iii)          the Eligible Employee incurs a Termination of Employment no later than 120 days following the end of the Coverage Period.

1.15         “Kroger” means The Kroger Co. and any successor thereto.  The term successor shall include, without limitation, the surviving entity following any merger or any entity that acquires substantially all of Kroger’s assets.

1.16         “Monthly Pay” or “Month’s Pay” means Annual Pay divided by twelve.

1.17         “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d)(3) and 14(d) thereof.

1.18         “Plan” means The Kroger Co. Employee Protection Plan, as set forth herein, as amended from time to time.

1.19         “Plan Administrator” means the Compensation Committee of the Board.

1.20         “Severance Benefit” means:

(a)           With respect to an Eligible Employee who is non-exempt under the Fair Labor Standards Act, an amount equal to the Eligible Employee’s Monthly Pay multiplied by the Eligible Employee’s total Years of Service not in excess of six years.

(b)           With respect to an Eligible Employee who is exempt under the Fair Labor Standards Act, an amount equal to the Eligible Employee’s Monthly Pay multiplied by the Eligible Employee’s total Years of Service not in excess of twelve years.

(c)           With respect to an Eligible Employee described in Section 1.20(b) above, the benefit provided under Section 1.20(b) will be increased by the number of months corresponding to the Eligible Employee’s pay level as set forth below:

Pay Level	Additional Months Pay
12 or 13	1
14 or 15	2
31	3
32	4
33	5
34	6
35	7
36	8
37	9
38	10
39	11
Higher Pay Levels	12

1.21         “Termination of Employment” means an Eligible Employee’s termination of employment with the Company.  In no event shall an Eligible Employee’s employment with the Company be treated as having terminated for purposes of this Plan unless such termination of employment constitutes a “separation from service” (within the meaning of Section 409A of the Code) with the Company.

1.22         “Year of Service” means, for purposes of this Plan, the total number of  whole years  during which an Employee was employed by the Company (including service with an entity prior to the date it became an Affiliate), including any periods during which an employee was on vacation or authorized sick leave.

ARTICLE II

BENEFITS AND RIGHTS

2.1           Continued Benefits During the Coverage Period.  During the Coverage Period, the Company shall provide each Eligible Employee, while employed by the Company, with employee benefits, perquisites and fringe benefits that, in the aggregate, are no less favorable than those provided to the Eligible Employee immediately prior to the Change in Control.

2.2           Benefits Upon Involuntary Termination of Employment.  If an Eligible Employee’s employment is terminated during the Coverage Period by the Company without Cause or by the Eligible Employee for Good Reason, the Eligible Employee shall be entitled to the following benefits:

(a)           Severance Benefits.  Kroger shall pay to the Eligible Employee the Eligible Employee’s Severance Benefit, calculated in accordance with Section 1.20 hereof.  The Severance Benefit shall be paid in one lump sum payment to be paid no later than two weeks following the Eligible Employee’s Termination of Employment.

(b)           Vacation.  Kroger shall pay to the Eligible Employee no later than two weeks following the Eligible Employee’ termination of employment a lump sum amount equal to the value of the Eligible Employee’s accrued and unpaid vacation (including “banked” vacation), if any, as of the Eligible Employee’s Termination of Employment.

(c)           Additional Vacation and Bonus.  Kroger shall pay to the Eligible Employee no later than two weeks following the Eligible Employee’s Termination of Employment, a lump sum amount equal to the Additional Vacation and Bonus Amount multiplied by the number of whole months the Eligible Employee was employed by the

Company in the year in which the Eligible Employee’s Termination of Employment occurred.

(d)           Continued Health Care Insurance.  Immediately following the Eligible Employee’s termination of employment, Kroger shall provide to the Eligible Employee health care coverage that is substantially similar to the coverage provided to the Eligible Employee and at the contribution level being then made by the Eligible Employee immediately prior to the Change in Control.  Such health care coverage shall be provided through a third-party insurance policy and shall continue until the earlier of: (i) the expiration of a number of months equal to the months of the Eligible Employee’s Severance Benefit under Section 1.20, and (ii) the date the Eligible Employee is employed by a subsequent employer and is eligible by reason of such employment to receive substantially similar health care coverage.  Upon termination of such coverage, the Eligible Employee shall be entitled to continuation of health care coverage under such terms as state or federal law may provide as if his or her termination of employment occurred on the last day of health care coverage provided by this Section 2.2(d).

(e)           Continued Group Term Life Insurance.  Immediately following the Eligible Employee’s termination of employment, Kroger shall provide to the Eligible Employee at no cost to the Eligible Employee, term life insurance coverage that is substantially similar to the coverage provided immediately prior to the Change in Control.  Such term life insurance shall be provided through a third-party insurance policy, at the election of the Company shall be through the Company or individually issued policies, and shall continue until the earlier of: (i) a period of six months following the Eligible Employee’s termination of employment, and (ii) the date the Eligible Employee is employed by a subsequent employer and is eligible by reason of such employment to receive substantially similar group term life insurance coverage.  In no event shall the taxable value of the benefit provided pursuant to this Section 2.2(e) exceed the amount set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii).

(f)            Tuition Reimbursement.  Kroger shall reimburse the Eligible Employee up to $5,000 for up to one full year’s tuition for one course of study at any college, university or technical school, provided that the Eligible Employee shall have commenced classes within one year after the Eligible Employee’s termination of employment, reimbursement will be further limited to (i)75% of the tuition for courses in which the Eligible Employee receives a grade of B (including pluses and minuses), (ii) 50% of the tuition for courses in which the Eligible Employee receives a grade of C (including pluses and minuses) or a grade of  “pass” in courses in which only “pass” and “fail” grades are awarded, and (iii) 0% of the tuition for courses in which the Eligible Employee receives a grade lower than C.  Claims for reimbursement, including evidence of receipt of a qualifying grade, must be made no later than six months following the end of the one-year period and shall be accompanied by such documentation evidencing tuition payment as Kroger may reasonably require.  Kroger shall reimburse the Eligible Employee no later than 30 days following the receipt of such reimbursement request.

(g)           Outplacement Assistance.

(i)            Kroger shall reimburse the Eligible Employee for outplacement assistance expenses incurred during the first six months following the Employee’s termination of employment up to the amount provided in Section 2.2(g)(ii) hereof.  Claims for reimbursement must be made no later than six months following the end of the six-month period and shall be accompanied by such documentation evidencing outplacement assistance expenses as Kroger may reasonably require.  Kroger shall reimburse the Eligible Employee no later than 30 days following the receipt of such reimbursement request.

(ii)           The maximum amount of reimbursable outplacement expenses is as follows:

(A)  If the Eligible Employee is non-exempt under the Fair Labor Standards Act, the maximum amount is $5,000; and

(B)   If the Eligible is exempt under the Fair Labor Standards Act, the maximum amount is $10,000.

(h)   Limitation on Benefits.  In no event will the Total Payments (as defined in Section 2.5(b) hereof to any executive officer exceed 2.99 times the officer’s average W-2 earnings over the preceding five years.  In the event that the total payments under Section 2.2 of this Plan would exceed such amount, (i) the Severance Benefits provided for by Section 2.2(a) hereof shall first be reduced (if necessary, to zero), and (ii) the benefits provided for by the remaining provisions of Section 2.2 hereof shall next be reduced so that the Total Payments do not exceed 2.99 times such officer’s average W-2 earnings over the preceding five years.

2.3           Benefits on Termination in Connection with Sale of Assets.  Notwithstanding Section 2.2, if the Company terminates an Eligible Employee’s employment without Cause, Kroger transfers all or substantially all of the assets at the employment location where the Eligible Employee was employed by the Company within 30 days of such Termination of Employment, and the entity acquiring such assets offers employment to the Eligible Employee under substantially the same terms and conditions as formerly provided by the Company, then Kroger shall pay to such Eligible Employee a lump sum payment in an amount equal to the Eligible Employee’s Monthly Pay no later than 60 days following the Eligible Employee’s Termination of Employment and such Eligible Employee shall not be entitled to receive any other payments or benefits under the Plan.  The provisions of this Section 2.3 shall apply regardless of whether the Eligible Employee accepts such offer of employment. The provisions of this Section 2.3 shall not apply in the case of a transaction described in Article III hereof.

2.4           Certain Terminations of Employment.  In the event an Eligible Employee’s employment is terminated by the Company for Cause or an Eligible Employee voluntarily terminates employment with the Company other than for Good

Reason, the Eligible Employee shall not be entitled to any payments or benefits hereunder.

2.5           Golden Parachute Provisions.

(a)           Subject to the provisions of Section 2.2(h) hereof, in the event that any payment or benefit received or to be received by an Eligible Employee in connection with a Change in Control or the termination of the Eligible Employee’s employment (whether pursuant to the terms of the Plan or any other plan, arrangement or agreement with Kroger, any Person whose actions result in a Change in Control or any Person affiliated with Kroger or such Person) (all such payments and benefits, including the payments and benefits provided for hereunder, being hereinafter called “Total Payments”), will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then subject to the provisions of Section 2.5(c) hereof, Kroger shall pay to the Eligible Employee an additional amount (the “280G Gross-Up Payment”) such that the net amount retained by the Eligible Employee, after deduction of any Excise Tax on the Total Payments and any federal, state, local income and employment taxes and Excise Taxes on the 280G Gross Up Payment, shall be equal to the Total Benefits.

(b)           For purposes of determining the amount of the Excise Tax, the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to (i) the Total Payments, minus (ii) the amount of such Total Payments that, in the opinion of tax counsel selected by Kroger’s independent auditors (“Tax Counsel”), are not excess parachute payments (within the meaning of Section 280G(b)(1) of the Code).  Except as otherwise provided herein, all determinations required to be made under this Section 2.5 shall be made by Tax Counsel, which determinations shall be conclusive and binding on the Eligible Employee and Kroger absent manifest error.

(c)           In the event that the Total Payments payable to or for the benefit of the Eligible Employee are less than one hundred ten percent (110%) of the maximum amount the Eligible Employee could receive without becoming subject to the Excise Tax (the “Maximum Amount”), then (i) the Severance Benefits provided for by Section 2.2(a) of the Plan shall first be reduced (if necessary, to zero), and (ii) the benefits provided for by the remaining provisions of Section 2.2 of the Plan shall next be reduced so that the Total Payments do not exceed the Maximum Amount.

(d)           Kroger shall pay the 280G Gross-Up Payment to the Eligible Employee within 30 days following the Eligible Employee’s remittance of the tax in respect of which the 280G Gross-Up Payment relates.

(e)           In the event that (i) a 280G Gross-Up Payment is paid to the Eligible Employee pursuant to Section 2.5(a), (ii) there is a final determination by the Internal Revenue Service or, if such determination is appealed, a final determination by any court of competent jurisdiction (“a “Final Determination”), that the Excise Tax is less than the amount taken into account hereunder in calculating the 280G Gross-Up Payment, and (iii) after giving effect to such Final Determination, the Severance Benefits are to be reduced pursuant to Section 2.5(c), the Eligible Employee shall repay to Kroger, within five business days following the date of the Final Determination, the 280G Gross-Up Payment, the amount of the reduction in the Severance Benefits, plus interest on the amount of such repayments at 120% of the rate provided in Section 1274(b)(2)(B) of the Code.

(f)            In the event that (i) a 280G Gross-Up Payment is paid to the Eligible Employee pursuant to Section 2.5(a), (ii) there is a Final Determination that the Excise Tax is less than the amount taken into account hereunder in calculating the 280G Gross-Up Payment, and (iii) after giving effect to such Final Determination, the Severance Benefits are not to be reduced pursuant to Section 2.5(c), the Eligible Employee shall repay to Kroger, within five business days following the date of the Final Determination, the portion of the 280G Gross-Up Payment attributable to such reduction (plus that portion of the 280G Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the 280G Gross-Up Payment being repaid by the Eligible Employee), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Eligible Employee’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code.

(g)           Except as otherwise provided in paragraph (h) below, in the event there is a Final Determination that the Excise Tax exceeds the amount previously taken into account hereunder in determining the 280G Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the 280G Gross-Up Payment), Kroger shall pay to the Eligible Employee, within five business days following the date of the Final Determination, the sum of (i) a 280G Gross-Up Payment in respect of such excess and in respect of any portion of the Excise Tax with respect to which Kroger had not previously made a 280G Gross-Up Payment, including a 280G Gross-Up Payment in respect of any Excise Tax attributable to amounts payable under clauses (ii) and (iii) of this paragraph (g) (plus any interest, penalties or additions payable by the Eligible Employee with respect to such excess and such portion), (ii) if Severance Benefits were reduced pursuant to Section 2.5(c) but after giving effect to such Final Determination, the Severance Benefits should not have been reduced pursuant to Section 2.5(c), the amount by which the Severance Benefits were reduced pursuant to Section 2.5(c), and (iii) interest on such amounts at 120% of the rate provided in Section 1274(b)(2)(B) of the Code.

(h)           In the event that (i) Severance Benefits were reduced pursuant to Section 2.5(c) and (ii) the aggregate value of Total Payments which are considered “parachute payments” within the meaning of Section 280G(b)(2) of the Code is subsequently redetermined in a Final Determination, but such redetermined value still does not exceed 110% of the Maximum Amount, then, within five business days following such Final Determination, (x) Kroger shall pay to the Eligible Employee the amount (if any) by which the reduced Severance Benefits (after taking the Final Determination into account) exceeds the amount of the reduced Severance Benefits actually paid to the Eligible Employee, plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code, or (y) the Eligible Employee shall pay to Kroger the amount (if any) by which the reduced Severance Benefits actually paid to the Eligible Employee exceeds the amount of the reduced Severance Benefits (after taking the Final Determination into account), plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code.

(i)            To the extent that any payment to be made to an Eligible Employee pursuant to this Section 2.5 constitutes “deferred compensation” that is subject to Section 409A of the Code, such payment shall be made on the later of the date specified by the foregoing provisions of this Section 2.5 or the date that is six months after the Eligible Employee’s Termination of Employment.

2.6           Mitigation.  An Eligible Employee shall not be required to mitigate damages or the amount of the Eligible Employee’s benefits by seeking or accepting other employment, nor shall the amount of such benefits be reduced by the amount of any payments required to be made by Kroger outside of the Plan or by the amount of any compensation earned by such Eligible Employee in any subsequent employment.

2.7           Reduction of Benefits by Other Required Benefits.  Notwithstanding any other provision of this Plan to the contrary, the Severance Benefits provided under Section 2.2(a) hereof shall be reduced by the amount of any severance payments made pursuant to a written employment agreement between the Company and an Eligible Employee.  For purposes of this Section 2.7, payments made pursuant to a stock appreciation right, limited stock appreciation right, stock option or stock incentive agreement, payments under any employee benefit plan or arrangement providing benefits for more than one employee, whether a qualified or non-qualified plan, payments of deferred compensation, and payments under any other arrangement between Kroger or any Affiliate and any group of employees of Kroger or any Affiliate shall not be deemed “severance payments made pursuant to a written employment agreement.”

ARTICLE III

SUCCESSOR TO COMPANY OR AN AFFILIATE

In addition to any obligations imposed by law upon any successor to Kroger, Kroger shall be obligated to require any successor or transferee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets, or to all or substantially all of the business, assets or stock of an Affiliate, to expressly assume its (and/or the relevant Affiliate’s) obligations under this Plan with respect to the persons employed in connection with the business and assets so transferred, in the same manner and to the same extent that Kroger (or the Affiliate) would be required to perform if no such succession had taken place.  It is intended that any such successor or transferee shall be bound to the provisions of this Plan whether or not Kroger shall have complied with the foregoing provisions of this Article III.

ARTICLE IV

LEGAL FEES AND ARBITRATION

4.1           Legal Fees.

(a)           Kroger shall reimburse each Eligible Employee for all reasonable legal fees, costs of litigation, and other expenses actually incurred by the Eligible Employee if the Eligible Employee, either alone or as part of a class of Eligible Employees, prevails in any legal action arising from Kroger’s refusal to provide any benefit or payment to which the Eligible Employee becomes entitled under this Plan, or as a result of Kroger’s contesting the validity, enforceability or interpretation of the Plan.  For the purposes of this Section 4.1, an Eligible Employee will be deemed to prevail in a legal action upon the execution of a binding legal settlement agreement between Kroger and the Eligible Employee (or a class of Eligible Employees that includes the Eligible Employee) or upon the issuance of a final non-appealable judgment, in either case which provides for the Eligible Employee to receive either a monetary recovery or any benefits described in Article II hereof.  Kroger may require the Eligible Employee to provide documentation evidencing that the Eligible Employee has prevailed in the legal action.

(b)           Claims for reimbursement must be made no later than December 31 of the year in which the Eligible Employee is deemed to prevail in the legal action, or if later, [45 days] after the date such Eligible Employee is deemed to prevail in the legal action and shall be accompanied by such documentation evidencing the legal fees and other expenses as Kroger may reasonably require.  Kroger shall reimburse the Eligible Employee no later than 30 days following the receipt of such reimbursement request. Any reimbursement provided for under Section 4.1(a) shall be paid in a lump sum payment no later than 30 days following the date on which the Eligible Employee is deemed to prevail in the action.

4.2           Arbitration.  Each Eligible Employee shall have the right to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with the Plan settled by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Eligible Employee within 50 miles from the location of his or her principal employment location, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the award of the arbitrator in any court having jurisdiction.  Kroger shall pay any fees and expenses associated with the arbitration and, if the Eligible Employee prevails, Kroger shall pay his or her attorney’s fees as provided in Section 4.1.

ARTICLE V

PLAN ADMINISTRATION

5.1           Authority to Plan Administrator.  The Plan shall be interpreted, administered and operated by the Plan Administrator, subject to the express provisions of the Plan.

5.2           Delegation of Duties.  The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

5.3           Engagement of Third Parties.  The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan.  The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan.  Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan.  All reasonable expenses hereof shall be borne by Kroger.

ARTICLE VI

CLAIMS

6.1           Claims Procedure.  Claims for benefits under the Plan shall be filed with the Plan Administrator.  If any Employee or other payee claims to be entitled to a benefit under the Plan and the Plan Administrator determines that such claim should be denied in whole or in part, the Plan Administrator shall notify such person of its decision in writing.  Such notification will be written in a manner calculated to be understood by such person and will contain (a) specific reasons for the denial, (b) specific reference to pertinent Plan provisions, (c) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (d) information as to the steps to be taken if the person wishes to submit a request for review.  Such notification will be given within 60 days after the claim is received by the Plan Administrator.

6.2           Time to File Claim.  A claim for a benefit under Section 6.1 shall be filed no later than 60 days after the latest date on which such benefit could have been timely paid hereunder assuming the Eligible Employee or other payee were entitled to the benefit.

6.3           Review Procedure.  Within 60 days after the date on which a person receives a written notice of a denied claim such person (or his duly authorized representative) may (a) file a written request with the Plan Administrator for a review of his denied claim and of pertinent documents and (b) submit written issues and comments to the Plan Administrator.  The Plan Administrator will notify such person of its decision in writing.  Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision  as well as specific references to pertinent Plan provisions.  The decision on review will be made within 60 days after the request for review is received by the Plan Administrator.

6.4           Claims and Review Procedures Not Mandatory.  The claims procedure and review procedure provided for in this Article VI are provided for the use and benefit of Eligible Employees who may choose to use such procedures, but compliance with the provisions of this Article VI are not mandatory for any Eligible Employee claiming benefits under the Plan.  It shall not be necessary for any Eligible Employee to exhaust these procedures and remedies prior to bringing any legal claim or action, or asserting any other demand, for payments or other benefits to which such Eligible Employee claims entitlement hereunder.

ARTICLE VII

AMENDMENT AND TERMINATION

The Plan may be amended or terminated by the Board at any time; provided, however, that the Plan may not be terminated or amended in a manner adverse to the interests of any Eligible Employee (without the consent of the Eligible Employee) during the Coverage Period.  Upon the expiration of the Coverage Period, the Plan may not be amended in any manner that would adversely affect the rights of any Eligible Employee to receive any and all payments or benefits pursuant to Article II hereof by reason of a termination of the Eligible Employee’s employment during the Coverage Period, and Kroger’s obligations to make such payments and provide such benefits shall survive any termination of the Plan.

ARTICLE VIII

MISCELLANEOUS

8.1           No Right to Continued Employment.  Nothing in the Plan shall be deemed to give any Eligible Employee the right to be retained in the employ of the Company, or to interfere with the right of Kroger or any Affiliate to discharge him or her at any time and for any lawful reason, with or without notice, subject to the terms of this Plan.

8.2           No Assignment of Benefits. Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee.

8.3           Death. This Plan shall inure to the benefit of and be enforceable by an Eligible Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If an Eligible Employee shall die while any amount would still be payable to the Eligible Employee hereunder (other than amounts which, by their terms, terminate upon the death of the Eligible Employee) if the Eligible Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Eligible Employee’s estate.

8.4           Enforceability.  If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

8.5           Modification, Waiver.  After a Change in Control, no right of any Eligible Employee under this Plan may be released, modified, waived or discharged by an Eligible Employee unless such release, waiver, modification or discharge is agreed to in writing signed by the Eligible Employee.  A waiver by an Eligible Employee at any time of any breach of the terms of this Plan or of compliance with any condition or provision of this Plan to be performed by Kroger shall not be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.6           Withholding Taxes.  All payments made and benefits provided hereunder shall be subject to all applicable federal, state, local and foreign tax withholding requirements.

8.7           Headings.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

8.8           Notices.  Any notice or other communication required or permitted pursuant to the terms hereof shall be deemed to have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

8.9           Governing Law.  This Plan shall be construed and enforced according to the laws of the State of Ohio to the extent not preempted by Federal law, which shall otherwise control.

IN WITNESS WHEREOF, The Kroger Co. has caused the Plan to be duly adopted this 13th day of December, 2007.

THE KROGER CO.

By:	/s/	Paul Heldman
Paul Heldman
Executive Vice President,
Secretary and General Counsel